Exhibit 99.1

Press Release

For Immediate Release

Contact:	Christopher D. Myers
President and CEO
(909) 980-4030

CVB Financial Corp. Reports Record First Quarter Earnings for 2014

•	Net earnings were $28.7 million for the first quarter of 2014, or $0.27 per diluted share.

•	The allowance for loan losses was reduced by $7.5 million and included $990,000 in net recoveries for the first quarter of 2014. The allowance was $68.7 million at quarter-end, or 2.11% of total non-covered loans.

•	Total loans and leases, net of deferred fees and discount, decreased by $147.0 million for the quarter, or 4.14%, primarily due to a reduction of $81.3 million in the non-covered dairy & livestock and agribusiness portfolios and a $15.0 million decrease in the covered loan portfolio.

•	Noninterest-bearing deposits grew by $125.6 million, or 4.90%, for the quarter and totaled $2.69 billion, or 52.61% of total deposits.

Ontario, CA, April 23, 2014-CVB Financial Corp. (NASDAQ:CVBF) and its subsidiary, Citizens Business Bank (“the Company”), announced record earnings for the quarter ended March 31, 2014.

CVB Financial Corp. reported net income of $28.7 million for the first quarter of 2014, compared with $21.6 million for the first quarter of 2013. This represents a year-over-year increase of $7.0 million, or 32.6%. Diluted earnings per share were $0.27 for the first quarter of 2014, compared to $0.21 for the same period last year.

The allowance for loan losses was reduced by $7.5 million, and included $990,000 in net recoveries for the first quarter of 2014. This was primarily the result of a decrease in total loans and leases and improved credit quality. This compares with a reduction of $6.8 million for the fourth quarter of 2013, $3.8 million for the third quarter of 2013, $6.2 million for the second quarter of 2013, and zero provision for loan losses for the previous eight fiscal quarters.

Chris Myers, President and CEO commented, “We are pleased to report record earnings for the first quarter. Credit quality improvement and our continued emphasis on collecting non-performing and charged off loans allowed us to release $7.5 million in loan loss reserves. Although loan demand for the first quarter was slow, I am somewhat encouraged by the strengthening of our current loan pipeline. Our funding remains strong as we continued to organically grow core deposits.”

Net income of $28.7 million for the first quarter of 2014 produced a return on beginning equity of 15.06%, a return on average equity of 14.74% and a return on average assets of 1.72%. The efficiency ratio for the first quarter of 2014 was 45.52%, compared to 50.21% for the first quarter of 2013.

Interest income and fees on loans for the first quarter of 2014 totaled $44.7 million, which included $1.7 million of discount accretion from accelerated principal reductions, payoffs and improved credit loss experienced on covered loans acquired from San Joaquin Bank (“SJB”). This represented an increase of $700,000, or 1.59%, when compared to total interest income on loans of $44.0 million for the fourth quarter of 2013, which included $2.1 million of discount accretion, and a decrease of $1.4 million, or 3.02%, from the year ago quarter, which included $4.4 million of discount accretion.

Noninterest income was $11.5 million for the first quarter of 2014, compared with $5.9 million for the fourth quarter of 2013 and $6.7 million for the first quarter of 2013. The quarter-over-quarter increase was primarily due to a $5.3 million pre-tax gain on the sale of a loan held-for-sale in the first quarter of 2014. The gain on sale of a loan held-for-sale was partially offset by a $1.7 million net decrease in the FDIC loss sharing asset, compared to a $2.1 million net decrease for the fourth quarter of 2013. Noninterest income for the year-ago first quarter of 2013 included a net pre-tax gain of $2.1 million on the sale of investment securities and a $4.0 million net decrease in the FDIC loss sharing asset.

Noninterest expense for the first quarter of 2014 was $31.2 million, an increase of $1.9 million over the fourth quarter of 2013 and $359,000 over the first quarter of 2013. As a percentage of average assets, noninterest expense was 1.87%, compared to 1.74% for the fourth quarter of 2013 and 1.97% for the first quarter of 2013. The quarter-over-quarter increase was primarily due to a $1.2 million increase in salaries and employee benefits, principally due to increased health care costs for which we expect partial insurance reimbursement, new hire expenses, and other employee benefits. Additional costs included merger related expenses of $427,000 in connection with our announced proposed acquisition of American Security Bank, and $259,000 in branch consolidation costs due to the closures of one of our Bakersfield center locations and the Stockton Business Financial Center.

Net Interest Income and Net Interest Margin

Net interest income, before provision for loan losses, was $56.9 million for the first quarter of 2014, an increase of $1.8 million from $55.1 million for the fourth quarter of 2013 and an increase of $2.3 million from $54.6 million for the first quarter of 2013. Excluding the impact of the yield adjustment on covered loans, our net interest margin (tax equivalent) was 3.60% for the first quarter of 2014, compared to 3.47% for the fourth quarter of 2013 and 3.54% for the first quarter of 2013. Total average earning asset yields (excluding discount) increased to 3.87% for the first quarter of 2014 from 3.73% for the fourth quarter of 2013 and 3.83% for the first quarter of 2013. Total cost of funds was 0.28% for the first quarter of 2014, which was unchanged from the fourth quarter of 2013. Cost of funds was 0.31% for the first quarter of 2013. During the first quarter of 2014, we had one non-performing commercial real estate loan that was paid in full, resulting in a $2.3 million increase in interest income. This positively impacted our net interest margin by approximately 15 basis points.

Income Taxes

Our effective tax rate for the three months ended March 31, 2014 was 36.00%, compared with 29.21% for the same period of 2013. Our estimated annual effective tax rate varies depending upon tax-advantaged income as well as available tax credits. We benefited from approximately $1.1 million of enterprise zone tax credits in the first quarter of 2013, many of which have been eliminated in 2014.

Assets

The Company reported total assets of $6.90 billion at March 31, 2014. This represents an increase of $237.6 million, or 3.56%, from total assets of $6.66 billion at December 31, 2013. Earning assets of $6.55 billion at March 31, 2014 increased $223.9 million, or 3.54%, when compared with $6.32 billion at December 31, 2013. The increase in earning assets was primarily due to a $291.4 million increase in interest-earning deposits with the Federal Reserve Bank and an $86.4 million increase in investment securities. This was partially offset by a $147.0 million decrease in total loans and a $6.8 million decrease in FHLB stock.

Total assets of $6.90 billion at March 31, 2014 increased $636.8 million, or 10.16%, from total assets of $6.27 billion at March 31, 2013. Earning assets totaled $6.55 billion at March 31, 2014, an increase of $610.1 million, or 10.27%, when compared with earning assets of $5.94 billion at March 31, 2013. The increase in earning assets was primarily due to a $359.1 million increase in investment securities, a $241.7 million increase in interest-earning deposits with the Federal Reserve Bank, and a $34.7 million increase in total loans. This was partially offset by a $25.4 million decrease in FHLB stock.

Investment Securities

Investment securities were $2.75 billion at March 31, 2014, an increase of $86.4 million from $2.67 billion at December 31, 2013, and an increase of $359.1 million from $2.39 billion at March 31, 2013. As of March 31, 2014, we had a pre-tax unrealized gain of $8.7 million on our overall securities portfolio.

MBS totaled $1.87 billion at March 31, 2014, compared to $1.75 billion at December 31, 2013. Virtually all of our mortgage-backed securities are issued by Freddie Mac or Fannie Mae, which have the implied guarantee of the U.S. Government. We have one Alt-A bond, with a carrying value of $1.7 million as of March 31, 2014, which has had $1.9 million in net other-than-temporary (“OTTI”) impairment loss to date since it was purchased in early 2008. No additional OTTI impairment was recorded for the quarter ended March 31, 2014.

Our municipal securities, totaling $564.7 million, are located in 27 states, and approximately $25.2 million, or 4.5%, are located within the state of California. Our largest concentrations of holdings are in Michigan at 13.2%, New Jersey at 11.5% and Texas at 9.3%. All municipal bond securities are performing.

In the first quarter of 2014, we purchased $168.4 million of MBS with an average yield of 2.18%. Our new purchases of MBS have an average duration of approximately four years. We also purchased $3.1 million in municipal securities with an average tax-equivalent yield of 3.65%.

Loans

Total loans and leases, net of deferred fees and discount, of $3.40 billion at March 31, 2014 decreased by $147.0 million, or 4.14%, from $3.55 billion at December 31, 2013. Quarter-over-quarter, non-covered loans decreased by $132.0 million, and covered loans decreased by $15.0 million. The $132.0 million decrease in non-covered loans was principally due to decreases of $81.3 million in dairy & livestock and agribusiness loans, $22.1 million in commercial and industrial loans,

$13.5 million in commercial real estate loans and $8.1 million in municipal lease finance receivables. The majority of the decline in dairy & livestock and agribusiness loans was primarily attributed to improved profitability due to higher milk prices and normal seasonal paydowns. The overall decrease in loans was partially offset by an increase of $6.1 million in SFR mortgage loans, for the quarter.

Total loans and leases, net of deferred fees and discount, of $3.40 billion at March 31, 2014, increased by $34.7 million, or 1.03%, from $3.37 billion at March 31, 2013. Non-covered loans grew by $68.0 million year-over-year, while covered loans declined by $33.4 million.

Deposits & Customer Repurchase Agreements

Deposits of $5.11 billion and customer repurchase agreements of $626.8 million totaled $5.74 billion at March 31, 2014. This represents an increase of $203.7 million, or 3.68%, when compared with total deposits and customer repurchase agreements of $5.53 billion at December 31, 2013. Deposits and customer repurchase agreements increased by $551.3 million, or 10.63%, when compared with $5.19 billion in total deposits and customer repurchase agreements reported at March 31, 2013.

Noninterest-bearing deposits were $2.69 billion at March 31, 2014, an increase of $125.6 million, or 4.90%, compared to $2.56 billion at December 31, 2013, and an increase of $321.9 million, or 13.60%, when compared to the quarter ended March 31, 2013. At March 31, 2014, noninterest-bearing deposits were 52.61% of total deposits, compared to 52.41% at December 31, 2013 and 50.50% at March 31, 2013.

Our average cost of total deposits was 0.10% for the quarter ended March 31, 2014, compared to 0.11% for the same period last year. Our cost of total deposits including customer repurchase agreements was 0.12% for the quarters ended March 31, 2014 and 2013.

FHLB Advances, Other Borrowings and Debentures

We had $199.3 million in FHLB advances at March 31, 2014, compared to $199.2 million at December 31, 2013 and $199.0 million at March 31, 2013.

At March 31, 2014, we had $25.8 million of junior subordinated debentures, unchanged from December 31, 2013. At March 31, 2013, junior subordinated debentures totaled $46.4 million. On April 7, 2013, we redeemed the remaining outstanding capital and common securities issued by CVB Statutory Trust II, totaling $20.6 million. We took these actions to reduce our funding costs.

Asset Quality

We have separated the discussion of asset quality into two sections: non-covered loans and covered loans. The non-covered loans represent the legacy and ongoing Citizens Business Bank loans and exclude all loans acquired in the SJB acquisition. The SJB loans are “covered” loans as defined in the loss sharing agreement with the FDIC. These loans were marked to fair value at the acquisition date.

Citizens Business Bank Asset Quality (Non-covered loans)

The allowance for loan losses decreased to $68.7 million at March 31, 2014, compared to $75.2 million at December 31, 2013 and $92.2 million at March 31, 2013. The quarter-over-quarter decrease was due to a $7.5 million reduction in the allowance for loan losses for the first quarter of 2014, primarily due to a decrease in total loans outstanding, improved credit quality and $990,000 in net recoveries of previously charged off loans. The allowance for loan losses was 2.11%, 2.22%, 2.46%, 2.70%, and 2.89% of total non-covered loans and leases outstanding at March 31, 2014, December 31, 2013, September 30, 2013, June 30, 2013, and March 31, 2013, respectively.

Nonperforming loans, defined as nonaccrual loans and nonperforming troubled debt restructured loans (“TDR”), were $40.2 million at March 31, 2014, or 1.23% of total loans. This compares to nonperforming loans of $40.0 million, or 1.18% of total loans, at December 31, 2013 and $55.1 million, or 1.73% of total loans, at March 31, 2013. The $40.2 million in nonperforming loans at March 31, 2014 are summarized as follows: $11.8 million in commercial real estate, $9.9 million in commercial construction, $7.9 million in SFR mortgage loans, $5.4 million in dairy & livestock and agribusiness, $4.8 million in commercial and industrial, and $397,000 in other loans. The $248,000 increase in nonperforming loans quarter-over-quarter was principally due to a $960,000 increase in nonperforming commercial and industrial loans and a $291,000 increase in nonperforming SFR mortgage pool loans. This was partially offset by a $558,000 decrease in nonperforming commercial real estate loans and a $342,000 decrease in dairy & livestock and agribusiness loans.

We had $6.5 million in OREO at March 31, 2014 and December 31, 2013 and $13.3 million at March 31, 2013. As of March 31, 2014 and December 31, 2013, we had two OREO properties, compared to four OREO properties at March 31, 2013.

At March 31, 2014, we had loans delinquent 30 to 89 days of $960,000. This compares to $3.3 million at December 31, 2013, and $4.7 million at March 31, 2013. As a percentage of total loans, delinquencies, excluding nonaccruals, were 0.03% at March 31, 2014, 0.10% at December 31, 2013, and 0.15% at March 31, 2013. All loans delinquent 90 days or more were categorized as nonperforming.

At March 31, 2014, we had $66.4 million in performing TDR loans, compared to $67.0 million in performing TDR loans at December 31, 2013, and $57.6 million in performing TDR loans at March 31, 2013. In terms of the number of loans, we had 44 performing TDR loans at March 31, 2014, compared to 47 performing TDR loans at December 31, 2013, and 44 performing TDR loans at March 31, 2013.

Nonperforming assets, defined as non-covered nonaccrual loans and other real estate owned, totaled $46.7 million at March 31, 2014, $46.4 million at December 31, 2013, and $68.5 million at March 31, 2013.

Classified loans are loans that are graded “substandard” or worse. At March 31, 2014, classified loans totaled $219.0 million, compared to $245.6 million at December 31, 2013, and $319.5 million at March 31, 2013. The $26.6 million quarter-over-quarter reduction in classified loans was primarily due to decreases of $14.6 million in our classified dairy & livestock portfolio, $6.4 million in our classified municipal lease portfolio, and $2.8 million in our classified commercial real estate portfolio.

San Joaquin Bank Asset Quality (Covered loans)

At March 31, 2014, we had $156.5 million of gross loans remaining from SJB with a carrying value of $145.3 million, compared to $173.1 million of gross loans at December 31, 2013 with a carrying value of $160.3 million. We had $199.6 million of gross loans from SJB with a carrying value of $178.7 million at March 31, 2013. Of the gross loans, we had $14.0 million in nonperforming loans as of March 31, 2014, or 8.96%, compared to $18.5 million in nonperforming loans at December 31, 2013, or 10.70%. We had two properties in OREO totaling $504,000 at March 31, 2014, and December 31, 2013, compared to two properties totaling $857,000 at March 31, 2013.

CitizensTrust

CitizensTrust had approximately $2.44 billion in assets under management and administration, including $1.84 billion in assets under management, as of March 31, 2014. Revenues were $1.9 million for the first quarter of 2014, compared to $2.0 million for the same period in 2013. CitizensTrust provides trust, investment and brokerage related services, as well as financial, estate and business succession planning.

Corporate Overview

CVB Financial Corp. is the holding company for Citizens Business Bank. The Bank is the largest financial institution headquartered in the Inland Empire region of Southern California with assets of $6.90 billion. Citizens Business Bank serves 39 cities with 37 Business Financial Centers, six Commercial Banking Centers and three trust office locations serving the Inland Empire, Los Angeles County, Orange County, San Diego County and the Central Valley areas of California.

Shares of CVB Financial Corp. common stock are listed on the NASDAQ under the ticker symbol of CVBF. For investor information on CVB Financial Corp., visit our Citizens Business Bank website at www.cbbank.com and click on the Our Investors tab.

Conference Call

Management will hold a conference call at 7:30 a.m. Pacific time/10:30 a.m. Eastern time on Thursday, April 24, 2014 to discuss the Company’s first quarter 2014 financial results.

To listen to the conference call, please dial (888) 317-6016. A taped replay will be made available approximately one hour after the conclusion of the call and will remain available through May 8, 2014 at 6:00 a.m. Pacific time/9:00 a.m. Eastern time. To access the replay, please dial (877) 344-7529, passcode 10043496.

The conference call will also be simultaneously webcast over the Internet; please visit our Citizens Business Bank website at www.cbbank.com and click on the “Our Investors” tab to access the call from the site. Please access the website 15 minutes prior to the call to download any necessary audio software. This webcast will be recorded and available for replay on the Company’s website approximately two hours after the conclusion of the conference call, and will be available on the website for approximately twelve months.

Disclosure

This press release contains certain non-GAAP financial disclosures for tangible common equity, earnings before income taxes, which we refer to as “pre-tax earnings”, and net interest income and net interest margin adjusted for discount accretion on covered loans. The Company uses certain non-GAAP financial measures to provide meaningful supplemental information regarding the Company’s operational performance and to enhance investors’ overall understanding of such financial performance. Please refer to the tables at the end of this release for a presentation of performance ratios in accordance with GAAP and a reconciliation of the non-GAAP financial measures to the GAAP financial measures.

Safe Harbor

Certain matters set forth herein (including the exhibits hereto) constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including forward-looking statements relating to the Company’s current business plans and expectations regarding future operating results. These forward-looking statements are subject to risks and uncertainties that could cause actual results, performance and/or achievements to differ materially from those projected. These risks and uncertainties include, but are not limited to, local, regional, national and international economic and market conditions and events and the impact they may have on us and our customers; our ability to attract deposits and other sources of liquidity; supply and demand for real property inventory and periodic deterioration in values of California real estate, both residential and commercial; a prolonged slowdown or decline in construction activity; changes in the financial performance and/or condition of our borrowers; changes in the level of nonperforming assets and charge-offs; the cost or effect of acquisitions we may make; the effect of changes in laws and regulations (including laws, regulations and judicial decisions concerning financial reforms, taxes, banking capital levels, securities and securities trading and hedging, employment, executive compensation, insurance and information security) with which we and our subsidiaries must comply; changes in estimates of future reserve requirements and minimum capital requirements based upon the periodic review thereof under relevant regulatory and accounting requirements, including changes in the Basel Committee framework establishing capital standards for credit, operations and market risk; inflation, interest rate, securities market and monetary fluctuations; changes in government interest rate or monetary policies; changes in the amount and availability of deposit insurance; cyber-security threats including loss of system functionality or theft or loss of Company or customer data or money; political instability; acts of war or terrorism, or natural disasters, such as earthquakes, or the effects of pandemic diseases; the timely development and acceptance of new banking products and services and the perceived overall value of these products and services by users; changes in consumer spending, borrowing and savings habits; technological changes and the expanding use of technology in banking (including the adoption of mobile banking applications); the ability to retain and increase market share, retain and grow customers and control expenses; changes in the competitive environment among financial and bank holding companies and other financial service providers; continued volatility in the credit and equity markets and its effect on the general economy or local business conditions; fluctuations in the price of the Company’s stock; the effect of changes in accounting policies and practices, as may be adopted from time-to-time by the regulatory agencies, as well as by the Public Company Accounting Oversight Board, the Financial Accounting Standards Board and other accounting standard-setters; changes in our organization, management, compensation and benefit plans, and our ability to retain or expand our management team and/or our board of directors; the costs and effects of legal, compliance and regulatory developments, including the resolution of legal proceedings or regulatory or other governmental inquiries or investigations and the results of regulatory examinations or reviews; our success at managing the risks involved in the foregoing items and all other factors set forth in the Company’s public reports including its Annual Report on Form 10-K for the year ended December 31, 2013, and particularly the discussion of risk factors within that document. The Company does not undertake, and specifically disclaims any obligation, to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements except as required by law.

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CVB FINANCIAL CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(Dollars in thousands)

	March 31, 2014	December 31, 2013	March 31, 2013

Assets
Cash and due from banks	$124,112	$88,776	$79,669
Interest-earning balances due from Federal Reserve	297,274	5,917	55,609

Total cash and cash equivalents	421,386	94,693	135,278

Interest-earning balances due from depository institutions	70,000	70,000	70,000
Investment securities available-for-sale	2,750,063	2,663,642	2,390,673
Investment securities held-to-maturity	1,730	1,777	1,975
Investment in stock of Federal Home Loan Bank (FHLB)	25,560	32,331	50,981
Non-covered loans held-for-sale	—	3,667	—
Loans and lease finance receivables, excluding covered loans	3,257,559	3,385,916	3,189,514
Allowance for loan losses	(68,725)	(75,235)	(92,218)

Net loans and lease finance receivables	3,188,834	3,310,681	3,097,296

Covered loans and lease finance receivables, net	145,313	160,315	178,694
Premises and equipment, net	31,723	32,831	34,886
Bank owned life insurance	123,790	123,168	120,476
Intangibles	2,139	2,261	2,950
Goodwill	55,097	55,097	55,097
FDIC loss sharing asset	1,370	4,764	14,230
Other assets	85,513	109,740	113,231

TOTAL ASSETS	$6,902,518	$6,664,967	$6,265,767

Liabilities and Stockholders’ Equity
Liabilities:
Deposits:
Noninterest-bearing demand deposits	$2,688,585	$2,562,980	$2,366,719
Investment checking	345,622	305,087	307,020
Savings and money market demand	1,412,122	1,341,024	1,300,521
Time deposits	664,457	681,540	711,901

Total deposits	5,110,786	4,890,631	4,686,161

Customer repurchase agreements	626,802	643,251	500,115
FHLB advances	199,274	199,206	199,002
Other borrowings	—	69,000	—
Junior subordinated debentures	25,774	25,774	46,393
Payable for securities purchased	75,392	3,533	4,630
Other liabilities	55,309	61,685	61,254

Total liabilities	6,093,337	5,893,080	5,497,555

Stockholders’ Equity:
Stockholders’ equity	804,137	781,217	732,959
Accumulated other comprehensive income, net of tax	5,044	(9,330)	35,253

Total stockholders’ equity	809,181	771,887	768,212

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$6,902,518	$6,664,967	$6,265,767

CVB FINANCIAL CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED AVERAGE BALANCE SHEETS

(Unaudited)

(Dollars in thousands)

	Three Months Ended March 31,
	2014	2013

Assets:
Cash and due from banks	$97,506	$101,819
Interest-earning balances due from Federal Reserve	199,256	22,205

Total cash and cash equivalents	296,762	124,024

Interest-earning balances due from depository institutions	70,000	70,000
Investment securities available-for-sale	2,638,735	2,416,302
Investment securities held-to-maturity	1,737	1,977
Investment in stock of Federal Home Loan Bank (FHLB)	31,729	56,336

Non-covered loans held-for-sale	367	75
Loans and lease finance receivables, excluding covered loans	3,317,246	3,197,413
Allowance for loan losses	(75,853)	(92,258)

Net loans and lease finance receivables	3,241,393	3,105,155

Covered loans and lease finance receivables, net	153,464	180,337
Premises and equipment, net	32,571	35,226
Intangibles	2,218	3,151
Goodwill	55,097	55,097
Bank owned life insurance	123,361	119,991
FDIC loss sharing asset	4,349	17,384
Other assets	120,867	151,554

TOTAL ASSETS	$6,772,650	$6,336,609

Liabilities and Stockholders’ Equity
Liabilities:
Deposits:
Noninterest-bearing demand deposits	$2,562,549	$2,322,640
Interest-bearing	2,392,490	2,345,731

Total deposits	4,955,039	4,668,371

Customer repurchase agreements	725,672	533,992
FHLB advances	199,249	198,977
Other borrowings	5,122	26,652
Junior subordinated debentures	25,774	46,992
Payable for securities purchased	21,569	14,784
Other liabilities	51,460	72,359

Total liabilities	5,983,885	5,562,127

Stockholders’ equity:
Stockholders’ equity	797,935	731,320
Accumulated other comprehensive income, net of tax	(9,170)	43,162

Total stockholders’ equity	788,765	774,482

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$6,772,650	$6,336,609

CVB FINANCIAL CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

(Unaudited)

(Dollars in thousands, except per share amounts)

	Three Months Ended March 31,
	2014	2013

Interest income:
Loans and leases, including fees	$42,949	$41,654
Accretion on acquired loans	1,707	4,393

Total loans and leases, including fees	44,656	46,047

Investment securities:
Taxable	10,279	6,747
Tax-advantaged	5,278	5,541

Total investment income	15,557	12,288
Dividends from FHLB stock	604	343
Federal funds sold and interest-earning deposits with other institutions	245	135

Total interest income	61,062	58,813

Interest expense:
Deposits	1,186	1,241
Borrowings and junior subordinated debentures	2,934	2,983

Total interest expense	4,120	4,224

Net interest income before provision for loan losses	56,942	54,589
Provision for loan losses	(7,500)	—

Net interest income after provision for loan losses	64,442	54,589
Noninterest income:
Service charges on deposit accounts	3,828	3,826
Trust and investment services	1,925	2,005
Gain on sale of loans held-for-sale	5,330	—
Gain on sale of investment securities, net	—	2,094
Decrease in FDIC loss sharing asset, net	(1,707)	(4,023)
Gain on OREO, net	5	564
Other	2,117	2,279

Total noninterest income	11,498	6,745

Noninterest expense:
Salaries and employee benefits	19,417	17,300
Occupancy and equipment	3,725	3,682
Professional services	1,791	1,596
Amortization of intangible assets	122	438
OREO expense	25	330
Other	6,077	7,452

Total noninterest expense	31,157	30,798

Earnings before income taxes	44,783	30,536
Income taxes	16,122	8,921

Net earnings	$28,661	$21,615

Basic earnings per common share	$0.27	$0.21

Diluted earnings per common share	$0.27	$0.21

Cash dividends declared per common share	$0.10	$0.085

CVB FINANCIAL CORP. AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in thousands, except per share amounts)

	Three Months Ended March 31,
	2014	2013

Interest income—(tax-effected) (te)	$62,992	$60,845
Interest expense	4,120	4,224

Net interest income—(te)	$58,872	$56,621

Return on average assets, annualized	1.72%	1.38%
Return on average equity, annualized	14.74%	11.32%
Efficiency ratio [1]	45.52%	50.21%
Noninterest expense to average assets, annualized	1.87%	1.97%
Yield on average earning assets (te)	3.98%	4.15%
Yield on average earning assets (te) excluding discount	3.87%	3.83%
Cost of deposits	0.10%	0.11%
Cost of deposits and customer repurchase agreements	0.12%	0.12%
Cost of funds	0.28%	0.31%
Net interest margin (te)	3.72%	3.86%
Net interest margin (te) excluding discount	3.60%	3.54%

[1] Noninterest expense divided by net interest income before provision for loan losses plus noninterest income.

Weighted average shares outstanding
Basic	105,192,285	104,564,551
Diluted	105,791,100	104,810,295
Dividends declared	$10,608	$8,912
Dividend payout ratio [2]	37.01%	41.23%

[2] Dividends declared on common stock divided by net earnings.

Number of shares outstanding—(end of period)	106,011,665	104,903,107
Book value per share	$7.63	$7.32
Tangible book value per share	$7.09	$6.77

	March 31,
(Non-covered loans)	2014	2013

Nonperforming assets:
Nonaccrual loans	$16,234	$25,563
Loans past due 90 days or more and still accruing interest	—	—
Troubled debt restructured loans (nonperforming)	23,968	29,566
Other real estate owned (OREO), net	6,475	13,341

Total nonperforming assets	$46,677	$68,470

Troubled debt restructured performing loans	$66,394	$57,591

Percentage of nonperforming assets to total loans outstanding and OREO	1.43%	2.14%
Percentage of nonperforming assets to total assets	0.68%	1.09%
Allowance for loan losses to nonperforming assets	147.24%	134.68%

	Three Months Ended March 31,
	2014	2013

Allowance for loan losses:
Beginning balance	$75,235	$92,441
Total charge-offs	(467)	(546)
Total recoveries on loans previously charged off	1,457	323

Net (charge-offs) recoveries	990	(223)
(Recapture of) provision for loan losses	(7,500)	—

Allowance for loan losses at end of period	$68,725	$92,218

Net charge-offs (recoveries) to average loans	-0.03%	0.01%

CVB FINANCIAL CORP. AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in thousands, except per share amounts)

Quarterly Common Stock Price

	2014		2013		2012
Quarter End	High	Low	High	Low	High	Low

March 31,	$17.08	$14.23	$12.30	$10.42	$11.97	$9.99
June 30,			$11.99	$10.29	$11.92	$10.16
September 30,			$13.77	$11.65	$12.95	$11.35
December 31,			$17.48	$13.28	$12.17	$9.43

Quarterly Consolidated Statements of Earnings

	1Q 2014	4Q 2013	3Q 2013	2Q 2013	1Q 2013

Interest income
Loans, including fees	$44,656	$43,956	$44,653	$44,975	$46,047
Investment securities and other	16,406	15,337	13,421	11,618	12,766

Total interest income	61,062	59,293	58,074	56,593	58,813

Interest expense
Deposits	1,186	1,260	1,228	1,158	1,241
Other borrowings	2,934	2,924	2,873	2,840	2,983

Total interest expense	4,120	4,184	4,101	3,998	4,224

Net interest income before provision for loan losses	56,942	55,109	53,973	52,595	54,589
Provision for loan losses	(7,500)	(6,800)	(3,750)	(6,200)	—

Net interest income after provision for loan losses	64,442	61,909	57,723	58,795	54,589

Noninterest income	11,498	5,890	4,957	7,695	6,745
Noninterest expense	31,157	29,268	25,714	28,248	30,798

Earnings before income taxes	44,783	38,531	36,966	38,242	30,536
Income taxes	16,122	13,243	12,727	13,776	8,921

Net earnings	$28,661	$25,288	$24,239	$24,466	$21,615

Basic earning per common share	$0.27	$0.24	$0.23	$0.23	$0.21
Diluted earnings per common share	$0.27	$0.24	$0.23	$0.23	$0.21

Cash dividends declared per common share	$0.100	$0.100	$0.100	$0.100	$0.085

Cash dividends declared	$10,608	$10,544	$10,511	$10,502	$8,912

CVB FINANCIAL CORP. AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in thousands)

Loan Portfolio by Type

	3/31/2014	12/31/2013	9/30/2013	6/30/2013	3/31/2013
Commercial and industrial	$509,235	$533,253	$531,391	$549,776	$558,255
Real estate:
Commercial real estate	2,326,103	2,348,656	2,273,704	2,163,034	2,156,267
Construction	42,906	47,753	48,309	47,372	56,764
SFR mortgage	190,204	189,546	192,457	180,438	163,343
Dairy & livestock and agribusiness	214,011	300,292	265,297	264,663	289,742
Municipal lease finance receivables	81,041	89,106	99,188	105,246	109,727
Consumer and other loans	59,288	59,648	57,988	58,811	62,505

Gross loans	3,422,788	3,568,254	3,468,334	3,369,340	3,396,603
Less:
Purchase accounting discount	(11,153)	(12,789)	(14,529)	(17,526)	(20,908)
Deferred loan fees, net	(8,763)	(9,234)	(9,119)	(8,156)	(7,487)
Allowance for loan losses	(68,725)	(75,235)	(80,713)	(85,457)	(92,218)

Net loans	$3,334,147	$3,470,996	$3,363,973	$3,258,201	$3,275,990

Non-covered loans, net	$3,188,834	$3,310,681	$3,200,639	$3,084,358	$3,097,296
Covered loans, net	145,313	160,315	163,334	173,843	178,694

Net loans	$3,334,147	$3,470,996	$3,363,973	$3,258,201	$3,275,990

CVB FINANCIAL CORP. AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in thousands)

Nonperforming Assets and Delinquency Trends

(Non-Covered Loans)

	March 31, 2014	December 31, 2013	September 30, 2013	June 30, 2013	March 31, 2013
Nonperforming loans:
Commercial and industrial	$4,821	$3,861	$3,734	$5,012	$3,387
Real estate:
Commercial real estate	11,852	12,410	17,829	18,610	19,964
Construction	9,867	9,966	10,368	10,494	10,620
SFR mortgage	7,868	7,577	10,421	11,423	11,561
Dairy & livestock and agribusiness	5,397	5,739	6,973	7,655	9,371
Consumer and other loans	397	401	159	157	226

Total	$40,202	$39,954	$49,484	$53,351	$55,129

% of Total gross loans	1.23%	1.18%	1.51%	1.68%	1.73%

Past due 30-89 days:
Commercial and industrial	$—	$993	$417	$373	$2,026
Real estate:
Commercial real estate	520	523	1,015	1,251	1,820
Construction	—	—	—	—	—
SFR mortgage	432	1,708	—	—	824
Dairy & livestock and agribusiness	—	—	—	—	—
Consumer and other loans	8	75	255	8	63

Total	$960	$3,299	$1,687	$1,632	$4,733

% of Total gross loans	0.03%	0.10%	0.05%	0.05%	0.15%

OREO:
Commercial and industrial	$—	$—	$—	$—	$—
Real estate:
Commercial real estate	—	—	—	—	828
Construction	6,475	6,475	6,524	6,524	12,513
SFR mortgage	—	—	—	—	—
Consumer and other loans	—	—	—	—	—

Total	$6,475	$6,475	$6,524	$6,524	$13,341

Total nonperforming, past due, and OREO	$47,637	$49,728	$57,695	$61,507	$73,203

% of Total gross loans	1.46%	1.47%	1.76%	1.94%	2.30%

Net Interest Income and Net Interest Margin Reconciliations (Non-GAAP)

We use certain non-GAAP financial measures to provide supplemental information regarding our performance. Net interest income for the three months ended March 31, 2014, and 2013 include a yield adjustment of $1.7 million, and $4.4 million, respectively. These yield adjustments relate to discount accretion on covered loans, and are reflected in the Company’s net interest margin. We believe that presenting net interest income and the net interest margin excluding these yield adjustments provides additional clarity to the users of financial statements regarding core net interest income and net interest margin.

	Three Months Ended March 31,
(Dollars in thousands)	2014			2013
	Average Balance	Interest	Yield	Average Balance	Interest	Yield
Total interest-earning assets (te)	$6,412,534	$62,992	3.98%	$5,944,645	$60,845	4.15%
Discount on acquired loans	12,698	(1,707)		24,075	(4,393)

Total interest-earning assets, excluding SJB loan discount and yield adjustment	$6,425,232	$61,285	3.87%	$5,968,720	$56,452	3.83%

Net interest income and net interest margin (te)		$58,872	3.72%		$56,621	3.86%
Yield adjustment to interest income from discount accretion		(1,707)			(4,393)

Net interest income and net interest margin (te), excluding yield adjustment		$57,165	3.60%		$52,228	3.54%

Tangible book value reconciliations (Non-GAAP)

The tangible book value per share is a Non-GAAP disclosure. The Company uses certain non-GAAP financial measures to provide supplemental information regarding the Company’s performance. The following is a reconciliation of tangible book value to the Company stockholders’ equity computed in accordance with GAAP, as well as a calculation of tangible book value per share as of March 31, 2014, and 2013.

	March 31,
	2014	2013
	(Dollars in thousands)

Stockholders’ equity	$809,181	$768,212
Less: Goodwill	(55,097)	(55,097)
Less: Intangible assets	(2,139)	(2,950)

Tangible book value	$751,945	$710,165
Common shares issued and outstanding	106,011,665	104,903,107

Tangible book value per share	$7.09	$6.77